Exhibit 10.2

U.S. Bank National Association

February 25, 2009

Axcelis Technologies, Inc.

108 Cherry Hill Road

Beverly, MA  01915

Attention:  Chief Financial Officer

Re:	4¼% Convertible Senior Subordinated Notes Due 2009 (the “Notes”) Issued Pursuant to an Indenture Dated as of May 2, 2006 (the “Indenture”)

Ladies and Gentlemen:

Reference is hereby made to the Notes and the Indenture; capitalized terms used herein and not otherwise defined herein are used herein as defined in the Indenture.

As you are aware, you have defaulted under your contractual obligation under the Notes and the Indenture to pay amounts of principal, premium and interest due at the maturity of the Notes, which defaults are continuing (the “Existing Defaults”).  As you are also aware, the undersigned Trustee under the Indenture commenced a lawsuit on behalf of the holders of Notes against you in the United States District Court for the Southern District of New York (Case Number 09CV657, the “Lawsuit”) to enforce your obligations under the Notes and the Indenture.

You have advised the undersigned Trustee that you are entering into a Share Purchase Agreement (“Share Purchase Agreement”) by and among Sumitomo Heavy Industries, Ltd. (“SHI”), you and SEN Corporation, an SHI and Axcelis Company (“SEN”), pursuant to which SHI would acquire from you your shareholding in SEN for a cash purchase price of Thirteen Billion Yen (¥13,000,000,000) on March 31, 2009.  Among other things, the Share Purchase Agreement provides that SHI shall transmit to the undersigned Trustee at closing for the benefit of the holders of the Notes a portion of the purchase price towards the payment in full of all of your obligations under the Notes and the Indenture in an amount and to an account designated by the undersigned Trustee.

To induce you, SHI and SEN to execute and deliver the Share Purchase Agreement, and to provide the parties to the Share Purchase Agreement an opportunity to consummate the transactions contemplated by the Share Purchase Agreement, the undersigned Trustee hereby confirms the following:  (a) the Trustee shall not further pursue the remedies under the Notes or the Indenture, to further prosecute the Lawsuit or to take any other actions against Axcelis Technologies (including, without limitation, the filing of any bankruptcy petition or the initiation of any involuntary bankruptcy action), except that the Trustee reserves the right to serve and file a motion for summary judgment in the Lawsuit (the “Motion”); and (b) to the extent the Trustee serves the Motion on or before March 16, 2009, the Trustee will enter into a stipulation in which the parties to the Lawsuit agree that any briefing related to the Motion (or any cross-pleading by you as defendant in the Lawsuit) shall be completed on or before April 13, 2009 (with your opposition due April 7, 2009 and the Trustee’s reply papers due by April 13, 2009) with no further extensions of the briefing schedule. The parties also agree  that the motion could not be granted or judgment entered in the Lawsuit until after April 13, 2009.  With regard to the Lawsuit, the Trustee and you agree: (1) to forbear from any motion practice (except for the Motion or any pending pro hac vice applications), serving any discovery requests or taking any other actions to advance the Lawsuit before the earlier of (i) April 13, 2009 or (ii) the termination of the Share Purchase Agreement (the period ending on the earlier of (i) or (ii) being the “Stand Down Period”) (2)  not to seek the postponement of the preliminary court conference previously-scheduled for April 3, 2009, and (3) to file a joint request with the Court for an extension of  time for (x) the submission of a Civil Case Management Plan and (y) the date for a subsequent pretrial conference to a date after April 13, 2009.  In addition, with respect to the Lawsuit, you agree to submit to the personal jurisdiction of the federal district court for the Southern District of New York and to waive any objections or defenses that you may now or hereafter have based on venue, forum non conveniens and/or claim that the Trustee is not the real party in interest in the Lawsuit.

In the meantime, although the Trustee agrees that, during the Stand Down Period, it shall not exercise and enforce certain rights and remedies available under the Notes, the Indenture and applicable law, as described above, including prosecution certain aspects of the Lawsuit as described above, please be advised that this delay in the exercise and enforcement of rights and remedies should in no way be construed as a waiver of any Default or Event of Default (including the Existing Defaults) or any rights or remedies, and the Trustee expressly, as provided in section 7.06 of the Indenture, reserves the right to exercise all rights, powers and privileges provided for in the Indenture and the Notes and under applicable law, including renewed prosecution of the Lawsuit, after the end of the Stand Down Period.

Please feel free to contact me should you have any questions or concerns.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION, Trustee

By:	/s/ Diana Jacobs
Name:	Diana Jacobs
Title:	Vice President

AGREED TO:

AXCELIS TECHNOLOGIES, INC.

By:	/s/ Lynnette C. Fallon
Name:	Lynnette C. Fallon
Title:	EVP HR and Legal, General Counsel